Exhibit 99.1
                                                                    ------------



                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

          BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
       ANNOUNCES THE DECISION OF THE APPEALS COURT REDUCING THE AWARD TO
                                   PLAINTIFFS


Houston, Texas - September 23, 2003. On June 14, 2002, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced plaintiffs' appeal of all rulings against them by the U.S. Court of Federal Claims (the "Trial Court") to the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court"). On June 28, 2002, the Litigation Trust announced the cross-appeal of the defendant federal government. Following briefing and oral argument before a three judge panel of the Appeals Court comprised of Chief Judge Haldane R. Mayer, Judge Timothy B. Dyk, and Judge Sharon Prost, the case was submitted for decision on May 7, 2003.

On September 22, 2003, the Appeals Court rendered its decision on the appeals. In a nonprecedential opinion, written by Judge Prost, the Trial Court decision was affirmed-in-part and reversed-in-part (the "Opinion"). In summary, the Appeals Court affirmed the Trial Court's rulings except for granting that part of defendant's cross appeal seeking reduction of the award to plaintiffs by $3,942,500. Thus, plaintiffs' damages award has been reduced from $8,826,783 to $4,884,283.

The Litigation Trust is determining what, if anything, will be its next course of action.


The Litigation Trust (SEC File No. 000-32301) will file the text of the Opinion with the Securities and Exchange Commission, and the descriptions of the Opinion are qualified in their entirety by reference to the Opinion.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

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Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.